Exhibit 10.3

BRUCE A. WILLIAMSON
c/o Cleco Corporation
2030 Donahue Ferry Road
Pineville, LA 71360

March 29, 2016

Via Email (wade.hoefling@cleco.com)
Cleco Corporation
Attn: Wade Hoefling
2030 Donahue Ferry Road
Pineville, LA 71360

Re:    Adjustment to Change in Control Payment

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger dated October 17, 2014, by and between the Company and Como 1 L.P. and Como 3 Inc. (the “Merger Agreement”). As agreed with the Louisiana Public Service Commission to obtain its approval, and to facilitate the consummation, of the transactions contemplated therein, as a result of which, and in consideration for the fact that, I will receive an enhanced value for my shares of, and equity interest in, Cleco Corporation (the “Company”), this letter is to constitute my agreement that any cash benefit that may become due or payable to me under Section 4.3(a) of my Executive Employment Agreement with the Company, first effective as of July 5, 2011, (the “Employment Agreement”), shall be reduced by the amount of $1,500,000. This agreement shall be effective immediately preceding the time at which the transactions contemplated under the Merger Agreement are consummated. Pursuant to Section 6.8 of the Employment Agreement, my agreement, as evidenced herein, shall be an amendment to the Employment Agreement. If the transactions contemplated under the Merger Agreement are not consummated within the time provided therein, my agreement and the amendment to the Employment Agreement shall be rescinded, void and of no effect. In all other respects, I hereby ratify and confirm the terms of my Executive Employment Agreement.

Sincerely,

/s/ Bruce A. Williamson
Bruce A. Williamson
Accepted:

/s/ Judy P. Miller
Cleco Corporation
Its:    SVP - Corporate Services & IT
Date: March 29, 2016